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THE PNC FINANCIAL SERVICES GROUP, INC.                              EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

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
                                                Three                        Year ended December 31
                                            months ended   ------------------------------------------------------------
Dollars in millions                        March 31, 2000     1999        1998        1997         1996        1995
---------------------------------------------------------  ----------- -----------  ----------  ----------- -----------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles             $471       $1,891      $1,710      $1,618       $1,527        $627
Fixed charges excluding interest on deposits         337        1,235       1,366       1,171        1,098       1,487
                                                  ------       ------      ------      ------       ------      ------
      Subtotal                                       808        3,126       3,076       2,789        2,625       2,114
Interest on deposits                                 369        1,369       1,471       1,457        1,428       1,552
                                                  ------       ------      ------      ------       ------      ------
      Total                                       $1,177       $4,495      $4,547      $4,246       $4,053      $3,666
                                                  ======       ======      ======      ======       ======      ======

FIXED CHARGES
Interest on borrowed funds                          $308       $1,119      $1,268      $1,098       $1,065      $1,454
Interest component of rentals                         13           50          37          29           31          32
Amortization of notes and debentures                                1           1           1            1           1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts           16           65          60          43            1
                                                  ------       ------      ------      ------       ------      ------
      Subtotal                                       337        1,235       1,366       1,171        1,098       1,487
Interest on deposits                                 369        1,369       1,471       1,457        1,428       1,552
                                                  ------       ------      ------      ------       ------      ------
      Total                                       $  706       $2,604      $2,837      $2,628       $2,526      $3,039
                                                  ======       ======      ======      ======       ======      ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                      2.40 x       2.53 x      2.25 x      2.38 x       2.39 x      1.42 x
Including interest on deposits                      1.67         1.73        1.60        1.62         1.60        1.21
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